Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF DESIGNATION
SETTING FORTH THE PREFERENCES, RIGHTS AND LIMITATIONS OF THE
SERIES C PREFERRED STOCK OF
ICC WORLDWIDE, INC.

ICC Worldwide, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following amendment to the Corporation’s Certificate of Designation Setting Forth the Preferences, Rights and Limitations of its Series C Preferred Stock originally filed on October 4, 2007 was duly approved and adopted in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law by resolution of the Corporation’s Board of Directors pursuant to authority expressly vested in it by the Corporation’s Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”):

That the Corporation’s Certificate of Preferences, Rights and Limitations of Series C Preferred Stock be amended by:

(a) deleting in its entirety the section thereof entitled “Redemption at the Option of the Corporation”;

(b) deleting in its entirety clause (e) of the section thereof entitled “Mandatory Redemption”

(c) deleting in its entirety the section thereof entitled “Conversion”; and

(d) deleting the last section entitled “Liquidation Preference” thereof and inserting in place thereof the following:

“Liquidation Preference.  In the event of a Liquidation Event, the holders of Series C Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital shares of the Corporation of any class junior in rank to the Series C Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Corporation ("Junior Shares"), an amount per share of Series C Preferred Stock equal to $0.36 plus accrued, but unpaid dividends thereon (the “Liquidation Preference”); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders and holders of shares of other classes or series of preferred shares of the Corporation that are of equal rank with the Series C Preferred Stock as to payments of Liquidation Funds (the "Pari Passu Shares"), then each holder of Series C Preferred Stock and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference (in accordance with the terms of the certificate of designations (or other equivalent document or instrument) governing payments to the holder of such shares upon a dissolution or liquidation of the Corporation) as a percentage of the full amount of Liquidation Funds payable to all holders of Series C Preferred Stock and Pari Passu Shares.  All the preferential amounts to be paid to the holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of other classes or series of preferred shares of the Corporation junior in rank to the Series C Preferred Stock in connection with a Liquidation Event as to which this Section applies.  For purposes of this Section, "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any subsidiaries of the Corporation the assets of which constitute all or substantially all of the business of the Corporation and its subsidiaries taken as a whole, in a single transaction or series of transactions. The purchase or redemption by the Corporation of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event. For purposes hereof, any outstanding shares of Series B Preferred Stock shall be deemed to be Pari Passu Shares.”

IN WITNESS WHEREOF, ICC WORLDWIDE, INC. has caused this Certificate of Amendment to the Certificate of Designation Setting Forth the Preferences, Rights and Limitations of the Series C Preferred Stock of ICC Worldwide, Inc. to be executed by its President and attested to by its Secretary this ____day of ___, 2009.

ICC WORLDWIDE, INC.

By:
Richard K. Lauer
President

ATTEST:

Scott K Anderson, Jr.
Secretary